As filed with the Securities and Exchange Commission on October 30, 2013

Registration No. 333- 191269

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE LGL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1799862 (I.R.S. Employer Identification Number)

2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

R. LaDuane Clifton
Chief Financial Officer
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Robert H. Friedman, Esq.
Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer box	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	421,083	(3)	$6.08	$2,560,184.64	$349.21
Warrants to Purchase Common Stock	1,754,510		$0.09	$157,905.90	$21.54
TOTAL	2,175,593			$2,718,090.54	$370.75	(4)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional securities as may from time to time be issued at currently indeterminate prices and as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the securities being registered hereunder.
(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low reported sales prices of our common stock and warrants on October 29 , 2013 on the NYSE MKT.
(3)	Consists of (i) 350,902 shares of common stock and (ii) 70,181 shares of common stock issuable upon exercise of 1,754,510 warrants to purchase common stock.
(4)	Of which $348.83 was previously paid.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 30, 2013
PROSPECTUS
THE LGL GROUP, INC.
421,083 SHARES OF COMMON STOCK
AND
 1,754,510 WARRANTS TO PURCHASE COMMON STOCK
This prospectus relates to the sale, from time to time following the date hereof, of up to an aggregate of (i) 421,083 shares of common stock, par value $0.01 per share, which includes 350,902 shares of common stock and 70,181 shares of common stock issuable upon exercise of 1,754,510 warrants to purchase common stock, and (ii) 1,754,510 warrants to purchase common stock, of The LGL Group, Inc. by the selling stockholder, Venator Merchant Fund, L.P. Venator Merchant Fund, L.P. is an investment limited partnership controlled by our Chairman of the Board, Marc Gabelli. Mr. Gabelli is the President and Sole Member of Venator Global, LLC, which is the sole general partner of Venator Merchant Fund, L.P.
The selling stockholder or its pledgees, donees, transferees or successors-in-interest may offer and sell or otherwise dispose of any or all of its shares of common stock and warrants described in this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of these securities. See "Plan of Distribution" beginning on page 14 for more information about how the selling stockholder may sell or dispose of its securities.
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling stockholder. See "Use of Proceeds." However, we will receive net proceeds of any warrants exercised. We will bear all costs relating to the registration of these securities.
Our common stock and warrants are traded on the NYSE MKT under the symbols "LGL" and "LGL WS", respectively. The last reported sales prices of our common stock and warrants on the NYSE MKT on October 29, 2013 were $5.94 per share and $0.09 per warrant.
AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE SECTION ENTITLED "RISK FACTORS" ON PAGE 3 OF THIS PROSPECTUS AND THE RISK FACTORS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AS DESCRIBED IN THAT SECTION BEFORE INVESTING IN OUR SECURITIES.
_________________
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is ___________ __, 2013.

About this Prospectus
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process or continuous offering process. Under this shelf registration process, the selling stockholder or its permitted transferees and successors may from time to time sell the securities described in this prospectus in one or more offerings.

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information contained in the documents identified under the headings "Incorporation by Reference" and "Where You Can Find More Information."

You should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than as of the date of this prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus or any sale of our securities.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.

 Unless the context otherwise requires, references to "we," "our", "us," or the "Company" in this prospectus refer to The LGL Group, Inc., and references to the "selling stockholder" refer to Venator Merchant Fund, L.P.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the "Risk Factors" section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information incorporated by reference into this prospectus, as well as the exhibits to the registration statement of which this prospectus is a part, before making an investment decision.
The Company
Overview
The LGL Group, Inc., incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a globally-positioned producer of industrial and commercial products and services that is currently focused on the design and manufacture of highly-engineered electronic components and subsystems. The Company and its subsidiaries maintain their executive offices at 2525 Shader Road, Orlando, Florida, 32804. The Company's telephone number is (407) 298-2000. The Company's common stock and warrants are traded on the NYSE MKT under the symbols "LGL" and "LGL WS", respectively.
The Company operates through a number of operating subsidiaries, including M-tron Industries, Inc. ("Mtron"), and Piezo Technology, Inc. ("PTI"), which are collectively referred to herein as "MtronPTI." MtronPTI designs, manufactures and sells standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits. Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.
MtronPTI's frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters. Its products produce an electrical signal that has the following attributes:
•	Accuracy: the measure of error between the specified frequency and the produced frequency;
•	Stability: the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and
•	Low electronic noise: the signal does not add interfering signals that can degrade the performance of electronic systems.
MtronPTI has more than 45 years of experience designing, manufacturing and marketing crystal-based frequency control products. Its customers rely on the skills of MtronPTI's engineering and design team to help solve frequency control problems during all phases of their products' life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.
Recent Developments
On July 17, 2013, the Company issued a press release providing an update on the strategic review process being conducted by a special committee (the "Special Committee") of the Company's Board of Directors (the "Board"). Previously, the Company announced that it was approached by an investment group interested in acquiring certain parts of MtronPTI, and that the Special Committee has initiated a strategic review process with the goal of executing on opportunities that create additional value for stockholders. The press release announced that, among other things, the Special Committee is considering options to streamline operational support for certain segments of the Company's business, as well as exploring the possibility of discontinuing or segmenting from the Company some or all of MtronPTI's operations.

The Company's President and Chief Executive Officer, Greg Anderson, stated in the press release that "Fundamental business conditions have not materially improved as we have moved into the summer. Management is closely engaged with the Special Committee to evaluate strategic alternatives that support stockholder value creation." In the press release, the Company also stated its intention to file a new shelf registration statement with the SEC to replace its existing registration statement, which is set to expire in November of this year.
On August 12, 2013, the Company issued a press release announcing the Company's second quarter 2013 earnings results and current business activities, and to provide an update on the Company's strategic review process. Mr. Anderson stated in the press release that "Our strategic review process is continuing as we analyze options to unlock the potential of LGL and our subsidiary, MtronPTI, while seeking to create value for stockholders."
On October 7, 2013, the Company issued a press release announcing that as part of the strategic review process Michael J. Ferrantino, Sr., joined the Company as Executive Vice Chairman of the Board of Directors, and as Executive Chairman of MtronPTI .
Company Information
Our principal executive offices are located at 2525 Shader Road, Orlando, Florida 32804, and our telephone number at that location is (407) 298-2000. Our Internet address is www.lglgroup.com. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information contained on our website is not part of this prospectus.
The Offering
Securities Covered Hereby
•421,083 shares of common stock, par value $0.01 per share, which includes (i) 350,902 shares of common stock and (ii) 70,181 shares of common stock issuable upon exercise of 1,754,510 warrants to purchase common stock; and

•1,754,510 warrants to purchase common stock

Use of Proceeds
We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of these securities by the selling stockholder. A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants to purchase our common stock. Upon exercise of any of these warrants, the selling stockholder would pay us the exercise price set forth in the warrants. We expect to use any such proceeds for general corporate purposes.

NYSE MKT Symbols	LGL (common stock); LGL WS (warrants)
Risk Factors
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" beginning on page 3 of the prospectus. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference in this prospectus.

RISK FACTORS
Investing in our securities involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" below, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus. You should also refer to the other information in this prospectus, including our financial statements and the related notes incorporated by reference in this prospectus. See "Incorporation by Reference" and "Where You Can Find More Information."
Risks Related to Our Business and Industry
We are dependent on a single line of business.
We are currently dedicated to manufacturing and marketing standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits, and we do not offer any other products. Virtually all of MtronPTI's 2012 and 2011 revenues came from sales of frequency control devices, which consist of packaged quartz crystals, oscillator modules, electronic filters and integrated modules. We expect that this product line will continue to account for substantially all of MtronPTI's revenues in 2013.
Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm MtronPTI's business and our financial condition. Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business. Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.
Our operating results vary significantly from period to period.
We experience fluctuations in our operating results. Some of the principal factors that contribute to these fluctuations include: changes in demand for our products; our effectiveness in managing manufacturing processes, costs and inventory; our effectiveness in engineering and qualifying new product designs with our OEM customers and in managing the risks associated with bringing those new products into production; changes in the cost and availability of raw materials, which often occur in the electronics manufacturing industry and which affect our margins and our ability to meet delivery schedules; macroeconomic and served industry conditions; and events that may affect our production capabilities, such as labor conditions and political instability.
In addition, due to the prevailing economic climate and competitive differences between the various market segments which we serve, the mix of sales between our communications, networking, military, avionics, industrial and instrumentation market segments may affect our operating results from period to period. We had a net loss in 2012 and for the first half of 2013, and we are uncertain as to our ability to return to profitability.
We had a net loss of approximately ($1,320,000) for the year ended December 31, 2012. We experienced a further net loss of approximately ($5,047,000) for the six months ended June 30, 2013. Our revenues are derived solely from our operating subsidiary, MtronPTI, and its future rate of growth and profitability are highly dependent on the development and growth of demand for our products in the communications, networking, military, avionics, instrumentation and industrial markets, which are cyclical. We cannot be certain whether we will generate sufficient revenues or sufficiently manage expenses to return to profitability.
We have a large customer that accounts for a significant portion of our revenues, and the loss of this customer, or decrease in their demand for our products, could have a material adverse effect on our results.
In 2012, MtronPTI's largest customer, an electronics contract manufacturing company, accounted for $2,914,000, or 9.8%, of the Company's total revenues, compared to $3,680,000, or 10.3%, in 2011. The loss of this customer, or a decrease in their demand for our products, could have a material adverse effect on our results.

A relatively small number of customers account for a significant portion of our accounts receivable, and the insolvency of any of these customers could have a material adverse impact on our liquidity.
In 2012, MtronPTI's three largest customers accounted for approximately $1,880,000, or 42.4%, of accounts receivable, compared to approximately $1,441,000, or 33.4%, as compared to 2011. The insolvency of any of these customers could have a material adverse impact on our liquidity.
MtronPTI's order backlog may not be indicative of future revenues.
MtronPTI's order backlog comprises orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which MtronPTI has had long-standing relationships and written purchase orders from sales representatives. MtronPTI's customers may order components from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty. They also may cancel orders when business is weak and inventories are excessive. As a result, the Company cannot provide assurances as to the portion of backlog orders to be filled in a given year, and MtronPTI's order backlog as of any particular date may not be representative of actual revenues for any subsequent period.
We are a holding company, and therefore are dependent upon the operations of our subsidiaries to meet our obligations.
We are a holding company that transacts business through our operating subsidiaries. Our primary assets are the shares of our operating subsidiaries. Our ability to meet our operating requirements and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds. The ability of our subsidiaries to pay dividends or make other distributions to the Company is subject to certain limitations under our existing credit facility.
MtronPTI relies upon a limited number of contract manufacturers for a significant portion of its finished products, and a disruption in those relationships could have a negative impact on our revenues.
In 2012, approximately 15.4% of our revenue was attributable to finished products that were manufactured by an independent contract manufacturer with production locations in both Korea and China (as compared to 14.7% in 2011). We expect this manufacturer to continue to account for a similar portion of our total revenue in 2013 and the next several years. We do not have a written, long-term supply contract with this manufacturer. If this manufacturer becomes unable to provide products in the quantities needed, or at acceptable prices, we would have to identify and qualify acceptable replacement manufacturers or manufacture the products internally. Due to specific product knowledge and process capability, we could encounter difficulties in locating, qualifying and entering into arrangements with replacement manufacturers. As a result, a reduction in the production capability or financial viability of this manufacturer, or a termination of, or significant interruption in, our relationship with this manufacturer, may adversely affect our results of operations and our financial condition.
MtronPTI's future rate of growth and profitability are highly dependent on the development and growth of the communications, networking, military, avionics, instrumentation and industrial markets, which are cyclical.
In 2012 and the first half of 2013, the majority of MtronPTI's revenues were derived from sales to manufacturers of equipment for the communications, networking, military, avionics, instrumentation and industrial markets for frequency control devices, including indirect sales through distributors and contract manufacturers. During the remainder of 2013, MtronPTI expects a significant portion of its revenues to continue to be derived from sales to these manufacturers. Often OEMs and other service providers within these markets have experienced periods of capacity shortage and periods of excess capacity, as well as periods of either high or low demand for their products. In periods of excess capacity or low demand, purchases of capital equipment may be curtailed, including equipment that incorporates MtronPTI's products. A slowdown, whether due to cyclical, macroeconomic or other factors, in the manufacture and purchase of equipment for these markets could substantially reduce MtronPTI's net sales and operating results and adversely affect our financial condition. Moreover, if these markets fail to grow as expected, MtronPTI may be unable to maintain or grow its revenue.

The multiple variables which affect the communications, networking, military, avionics, instrumentation and industrial markets for equipment that require frequency control devices, as well as the number of parties involved in the supply chain and manufacturing process, can impact inventory levels and lead to supply chain inefficiencies. As a result of these complexities, MtronPTI has limited visibility to forecast revenue projections accurately for the near and medium-term timeframes.
Market share of frequency control devices with equipment manufacturers in the communications, networking, military, avionics, instrumentation and industrial markets may change over time, reducing the value of our relationships with our existing customer base.
We have developed long-term relationships with our existing customers, including pricing contracts, custom designs and approved vendor status. If these customers lose share to equipment manufacturers in the communications, networking, military, avionics, instrumentation and industrial markets with whom we do not have similar relationships, our ability to maintain revenue, margin or operating performance may be adversely affected.
We may make acquisitions that are not successful, or we may fail to integrate acquired businesses into our operations properly.
We intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines, or that might otherwise offer us growth opportunities. We may have difficulty finding such opportunities or, if such opportunities are identified, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.
Any transactions that we are able to identify and complete may involve a number of risks, including:
•	The diversion of our management's attention from the management of our existing business to the integration of the operations and personnel of the acquired or combined business or joint venture;
•	Due diligence may not identify material business risks;
•	Possible adverse effects on our operating results during the integration process;
•	Substantial acquisition-related expenses, which would reduce our net income, if any, in future years;
•	The loss of key employees and customers as a result of changes in management; and
•	Our possible inability to achieve the intended objectives of the transaction.
In addition, we may not be able to integrate, operate, maintain or manage, successfully or profitably, our newly acquired operations or employees. We may not be able to maintain uniform standards, controls, policies and procedures, and this may lead to operational inefficiencies.
If MtronPTI is unable to introduce innovative products, demand for its products may decrease.
MtronPTI's future operating results are dependent on its ability to develop, introduce and market innovative products continually, to modify existing products, to respond to technological change and to customize some of its products to meet customer requirements. There are numerous risks inherent in this process, including the risks that MtronPTI will be unable to anticipate the direction of technological change or that it will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.
MtronPTI's markets are highly competitive, and it may lose business to larger and better-financed competitors.
MtronPTI's markets are highly competitive worldwide, with low transportation costs and few import barriers. MtronPTI competes principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price. Within the industry in which MtronPTI competes, competition has become increasingly concentrated and global in recent years. Many of MtronPTI's major competitors, some of which are larger, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.

Availability under our revolving credit facility may be limited due to a decline in the borrowing base.
Our credit facility includes a revolving credit facility that is based upon certain assets of MtronPTI, which include accounts receivable and inventory, subject to certain adjustments as defined by the loan agreement governing the credit facility. The total amount available to be borrowed under the revolving credit facility may be reduced if business activity levels lead to lower asset balances as defined under the loan agreement.
Compliance with the financial covenants under our existing loan agreement may be difficult due to our results of operations, our financial condition, or prevailing economic conditions.
We may find it difficult to comply with the financial covenants defined under our existing loan agreement, which requires that MtronPTI maintain a variety of affirmative and negative covenants, including, but not limited to, a financial covenant to maintain a certain level of tangible net worth. As of June 30, 2013, MtronPTI was not in compliance with the tangible net worth covenant under the loan agreement and the lender waived non-compliance with this covenant as of June 30, 2013. If prevailing business levels cause us to default on these covenants, the credit facility under our existing loan agreement may become unavailable and we may be unable to find a replacement facility or obtain additional financing on acceptable terms, or at all. This may limit our access to capital to fund our business or hinder our ability to meet our strategic objectives.
Under our existing loan agreement, we are required to obtain the lender's consent for most additional debt financing, potentially making it more difficult for us to obtain such financing.
Our success depends on our ability to retain key management and technical personnel and attracting, retaining, and training new technical personnel.
Our future growth and success will depend in large part upon our ability to recruit highly-skilled technical personnel, including engineers, and to retain our existing management and technical personnel. The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas. As a result, we may not be able to recruit and retain key personnel. Our failure to hire, retain or adequately train key personnel could have a negative impact on our performance. The Company's employment agreement with Gregory P. Anderson, its President and Chief Executive Officer, expires on November 2, 2013.
MtronPTI purchases certain key components and raw materials from single or limited sources and could lose sales if these sources fail to fulfill its needs.
If single-source components or key raw materials were to become unavailable on satisfactory terms, and MtronPTI could not obtain comparable replacement components or raw materials from other sources in a timely manner, the Company's business, results of operations and financial condition could be harmed. On occasion, one or more of the components used in MtronPTI's products have become unavailable, resulting in unanticipated redesign and related delays in shipments. We cannot give assurance that similar delays will not occur in the future. Our suppliers may be impacted by compliance with environmental regulations including Restriction of Hazardous Substances ("RoHS") and Waste Electrical and Electronic Equipment ("WEEE"), which could disrupt the supply of components or raw materials or cause additional costs for MtronPTI to implement new components or raw materials into its manufacturing process.
As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. audit or investigation.
A number of our customers are U.S. Government contractors. As one of their suppliers, we must comply with significant procurement regulations and other requirements. We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities. One of those production facilities must comply with additional requirements and regulations for its production processes and for selected personnel in order to maintain the security of classified information. These requirements, although customary within these markets, increase our performance and compliance costs. If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.

We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency ("DCAA") and Defense Contract Management Agency ("DCMA"). These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies. Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems. Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed. If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government. In addition, our reputation could be adversely affected if allegations of impropriety were made against us.
From time to time, we may also be subject to U.S. Government investigations relating to our or our customers' operations and products, and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act. We or our customers may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, or result in a diminution in revenue from our customers, if we or our customers are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law. Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time. Such convictions or actions could have a material adverse effect on us and our operating results. The costs of cooperating or complying with such audits or investigations may also adversely impact our financial results.
MtronPTI's products are complex and may contain errors or design flaws, which could be costly to correct.
When MtronPTI releases new products, or new versions of existing products, they may contain undetected or unresolved errors or defects. The vast majority of MtronPTI's products are custom-designed for requirements of specific OEM systems. The expected business life of these products ranges from less than one year to more than 10 years depending on the application. Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.
Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments. Undetected errors and design flaws have occurred in the past and could occur in the future. These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to the Company's reputation, product liability claims and legal action by its customers and third parties, failure to attract new customers and increased service costs.
Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell our products directly to those equipment manufacturers.
There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components. As a result, MtronPTI's ability to persuade these OEMs to utilize our products in customer designs could be reduced and, in the absence of a manufacturer's specification of MtronPTI's products, the prices that MtronPTI can charge for them may be subject to greater competition.

MtronPTI's customers are significantly larger than it and may exert leverage that will not be in our best interest.
The majority of MtronPTI's sales are to companies that are many times its size. This size differential may disadvantage MtronPTI in negotiating contractual terms. These terms include price, payment terms, product warranties and product consignment obligations.
There is a trend among some of MtronPTI's larger customers that require MtronPTI to provide increased levels of warranty coverage. Some of these warranty provisions would require MtronPTI to pay substantial financial penalties if the customer invokes the warranty. These warranty provisions may result in additional production costs to MtronPTI. In addition, these new warranty provisions may place MtronPTI at a disadvantage in comparison to its competitors and may result in terms that are not in the best interest of MtronPTI.
Future changes in MtronPTI's environmental liability and compliance obligations may increase costs and decrease profitability.
MtronPTI's present and past manufacturing operations, products, and/or product packaging are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals. In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in MtronPTI's operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.
Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in MtronPTI's products in order to be able to continue to offer them for sale.
We have significant international operations and sales to customers outside of the United States that subject us to certain business, economic and political risks.
We have office and manufacturing space in Noida, India and Yantai, China, and sales offices in Hong Kong and Shanghai, China. Additionally, foreign revenues for 2012 and 2011 (primarily to Malaysia and China) accounted for 49.2% of our 2012 consolidated revenues and 56.2% of our 2011 consolidated revenues. For the six months ended June 30, 2013, foreign revenues accounted for 48.8% of consolidated revenues. We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future. Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including:
•	Political and economic instability in countries in which MtronPTI's products are manufactured and sold;
•	Expropriation or the imposition of government controls;
•	Sanctions or restrictions on trade imposed by the United States government;
•	Export license requirements;
•	Trade restrictions;
•	Currency controls or fluctuations in exchange rates;
•	High levels of inflation or deflation;
•	Greater difficulty in collecting accounts receivable and longer payment cycles;
•	Changes in labor conditions and difficulties in staffing and managing international operations; and
•	Limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies. As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets. We do not currently engage in foreign currency hedging activities, but may do so in the future to the extent that we incur a significant amount of foreign-currency denominated liabilities.
Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.
We are subject to income taxes in the United States and several foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes. In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability. The final determination of any tax audits or related litigation could be materially different from our historical income tax provisions and accruals. Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities and continuing assessments of our tax exposures could impact our tax liabilities and affect our income tax expense and profitability.
New regulations related to conflict minerals could adversely impact our business.
The Dodd-Frank Wall Street Reform and Consumer Protection Act contains provisions designed to improve transparency and accountability concerning the supply of certain minerals, known as "conflict minerals," originating from the Democratic Republic of Congo and adjoining countries that are believed to be benefitting armed groups. As a result, the SEC recently adopted new due diligence, disclosure and reporting requirements for companies that manufacture products that include components containing such minerals. Since we manufacture such products, we will be required to comply with the new SEC rules, with our first required report due in May 2014. We expect that the compliance process will be both time-consuming and costly. Costs associated with complying with these disclosure requirements will include diligence to determine the sources of minerals used in our products and potential changes to products, processes or sources of supply as a consequence of such verification activities. The implementation of these rules could adversely affect the sourcing, supply and pricing of certain materials used in our products. Because there may be only a limited number of suppliers offering "conflict free" minerals, we cannot be sure that we will be able to obtain necessary minerals from such suppliers in sufficient quantities or at competitive prices. In addition, our supply chain is complex and we may not be able to easily verify the origins for all minerals used in our products. We may face reputational challenges with our customers and other stakeholders if our products contain minerals not determined to be conflict free or if we are unable to sufficiently verify the origins of minerals contained in the components included in our products through the due diligence procedures that we implement.
Risks Related to Our Securities
The prices of our common stock and warrants have fluctuated considerably and are likely to remain volatile, in part due to the limited market for our securities.
From January 1, 2012, through October 29, 2013 , the high and low sales prices for our common stock were $9.14 and $4.76, respectively. From their issuance on August 6, 2013, through October 29, 2013, the high and low sales prices for our warrants were $0.22 and $0.04, respectively. There is a limited public market for our common stock and warrants, and we cannot provide assurances that a more active trading market will develop or be sustained. As a result of low trading volume in our common stock and warrants, the purchase or sale of a relatively small number of securities could result in significant price fluctuations and it may be difficult for holders to sell their securities without depressing the market price for such securities.

Additionally, the market prices of our common stock and warrants may continue to fluctuate significantly in response to a number of factors, some of which are beyond our control, including the following:
•	General economic conditions affecting the availability of long-term or short-term credit facilities, the purchasing and payment patterns of our customers, or the requirements imposed by our suppliers;
•	Economic conditions in our industry and in the industries of our customers and suppliers;
•	Changes in financial estimates or investment recommendations by securities analysts relating to our common stock;
•	Market reaction to our reported financial results;
•	Loss of a major customer;
•	Announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and
•	Changes in key personnel.
The warrants may not have any value.
The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date, August 6, 2018, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00. Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
The warrants have an exercise price of $7.50 per share. This exercise price does not necessarily bear any relationship to established criteria for valuation of our common stock, such as book value per share, cash flows, or earnings, and you should not consider this exercise price as an indication of the current or future market price of our common stock. There can be no assurance that the market price of our common stock will exceed $7.50 per share at any time on the expiration date of the warrants, August 6, 2018, or at any other time the warrants may be exercised. If the warrants only become exercisable on the expiration date and the market price of our common stock on such date does not exceed $7.50 per share, the warrants will be of no value.
There can be no assurance that the 30-day VWAP of our common stock will be greater than or equal to $15.00 at any time prior to the expiration date of the warrants, August 6, 2018. As a result, the warrants may become exercisable only on the expiration date. If the warrants may be exercised only on the expiration date and their holder does not exercise their warrants on that date, their warrants will expire and be of no value.
No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire shares of our common stock.
Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants. Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.
Adjustments to the exercise price of the warrants, or the number of shares of common stock for which the warrants are exercisable, following certain corporate events may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of such events.
The warrants provide for adjustments to the exercise price of the warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries. The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock. Any adjustment made to the exercise price of the warrants or the number of shares of common stock for which the warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of the event.
Our officers, directors and 10% stockholders have significant voting power and may vote their shares in a manner that is not in the best interest of other stockholders.
Our officers, directors and 10% or greater stockholders control approximately 36.5% of the voting power represented by our outstanding shares of common stock as of October 29, 2013 . If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all of our stockholders.
Provisions in our corporate charter documents and under Delaware law could make an acquisition of the Company more difficult, which acquisition may be beneficial to stockholders.
Provisions in our certificate of incorporation and by-laws, as well as provisions of the General Corporation Law of the State of Delaware ("DGCL"), may discourage, delay or prevent a merger, acquisition or other change in control of the Company, even if such a change in control would be beneficial to our stockholders. These provisions include prohibiting our stockholders from fixing the number of directors, and establishing advance notice requirements for stockholder proposals that can be acted on at stockholder meetings and nominations to our Board.
Additionally, Section 203 of the DGCL prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner. We have not opted out of the restrictions under Section 203, as permitted under DGCL.

A strategic review of our operations and analysis of our strategic options is being conducted by a Special Committee of our Board, which may result in organizational changes, discontinuing or segmenting of operations, dispositions or other courses of action that could negatively affect the trading value of our common stock and warrants.
On July 17, 2013, we issued a press release providing an update on the strategic review process being conducted by a Special Committee of our Board. Previously, we announced that we were approached by an investment group interested in acquiring certain parts of MtronPTI, and that the Special Committee has initiated a strategic review process with the goal of executing on opportunities that create additional value for stockholders. The press release announced that, among other things, the Special Committee is considering options to streamline operational support for certain segments of our business, as well as exploring the possibility of discontinuing or segmenting from the Company some or all of MtronPTI's operations.
The Company's President and Chief Executive Officer, Greg Anderson, stated in the press release that "Fundamental business conditions have not materially improved as we have moved into the summer. Management is closely engaged with the Special Committee to evaluate strategic alternatives that support stockholder value creation." In the press release, we also stated our intention to file a new shelf registration statement with the SEC to replace our existing registration statement, which is set to expire in November of this year.
On August 12, 2013, the Company issued a press release announcing the Company's second quarter 2013 earnings results and current business activities, and to provide an update on the Company's strategic review process. Mr. Anderson stated in the press release that "Our strategic review process is continuing as we analyze options to unlock the potential of LGL and our subsidiary, MtronPTI, while seeking to create value for stockholders."
On October 7, 2013, the Company issued a press release announcing that as part of the strategic review process Michael J. Ferrantino, Sr., joined the Company as Executive Vice Chairman of the Board of Directors, and as Executive Chairman of MtronPTI.
We cannot assure you that any organizational changes, discontinuing or segmenting of operations, dispositions or other courses of action that we implement following the completion of the Special Committee's strategic review process will have the intended effect of creating additional value for stockholders. Any such courses of action may impact us in ways that cannot be predicted at this time, and could negatively affect the trading value of our common stock and warrants.
FORWARD-LOOKING STATEMENTS
Information included or incorporated by reference in this prospectus may contain forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or the negative of these words or other variations on these words or comparable terminology, as they relate to future periods.
Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's efforts to grow revenue, the Company's expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company's cash resources.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under "Risk Factors" in this prospectus, in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

Further, we do not undertake any obligation to publicly update any forward-looking statements. As a result, you should not place undue reliance on these forward-looking statements.
USE OF PROCEEDS
We will not receive any of the proceeds from the sale of securities by the selling stockholder pursuant to this prospectus. See "Plan of Distribution." A portion of the shares of common stock covered by this prospectus are issuable upon exercise of warrants to purchase our common stock, of which 25 warrants will entitle their holder to purchase one share of our common stock at the exercise price of $7.50 per share, as may be adjusted in accordance with the terms of the warrants. Upon exercise of any of these warrants, which are exercisable for cash only, the selling stockholder would pay us the exercise price. We expect to use any such proceeds for general corporate purposes.
The selling stockholder will pay any underwriting discounts and commissions and any expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by such selling stockholder in disposing of securities covered by this prospectus. We will bear the costs, fees and expenses incurred to effect the registration of securities covered by this prospectus, including all registration fees and filing fees, NYSE MKT listing fees and fees and expenses of counsel and our independent registered public accounting firm.
SELLING STOCKHOLDER
The following table sets forth the name of the selling stockholder, the number of shares of common stock and warrants owned beneficially by the selling stockholder as of October 29, 2013 , the number of shares of common stock and warrants that may be offered pursuant to this prospectus, and the number of shares of common stock and warrants to be owned by the selling stockholder after this offering, assuming the sale of all securities offered by this prospectus.
As the selling stockholder may offer all, some or none of its common stock and warrants, and we do not know whether the selling stockholder will exercise all, some or none of its warrants, no definitive estimate as to the number of shares of common stock and warrants that will be held by the selling stockholder after the offering can be provided. In accordance with a Registration Rights Agreement, dated September 19, 2013 (the "Registration Rights Agreement"), by and between the Company and the selling stockholder, we are registering the securities listed below to permit the selling stockholder and its pledgees, donees, transferees or other successors-in-interest that receive these securities after the date of this prospectus to resell or otherwise dispose of such securities in the manner contemplated under "Plan of Distribution" below. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of our common stock and warrants as may from time to time be issued at currently indeterminate prices and as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the securities being registered hereunder.
We have prepared the table below based on 2,585,526 shares of our common stock and 12,981,025 warrants outstanding as of October 29, 2013 and based on information supplied to us by the selling stockholder as of August 8, 2013. Beneficial ownership is determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, and generally includes voting or investment power with respect to securities and includes any shares that the selling stockholder has the right to acquire within 60 days of October 29, 2013. The selling stockholder has not within the past three years had any position, office or other material relationship with us, except that the selling stockholder is an investment limited partnership controlled by our Chairman of the Board, Marc Gabelli, and is a party to the Registration Rights Agreement. Mr. Gabelli is the President and Sole Member of Venator Global, LLC, which is the sole general partner of the selling stockholder. Mr. Gabelli has sole voting and dispositive power over the securities held by the selling stockholder.
Information concerning the selling stockholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

	Number of Securities Beneficially Owned Prior to Offering	Maximum Number of Securities to be Sold Pursuant to this Prospectus	Number of Securities Beneficially Owned After Offering (1)	Percentage of Class Beneficially Owned After Offering (1)

Name
Venator Merchant Fund, L.P. (2)
Common stock	350,902(3)	421,083 (4)	0	-- %
Warrants	1,754,510(5)	1,754,510	0	-- %
_____________
(1)	Assumes the sale of all securities offered by this prospectus and that the selling stockholder will acquire no additional common stock or warrants prior to the completion of this offer.
(2)	Venator Merchant Fund, L.P.'s address is: 140 Greenwich Avenue, 3rd Floor, Greenwich, Connecticut, 06830.
(3)	Includes shares of common stock acquired between June 11, 2003 and September 17, 2010 at prices ranging between $6.05 and $20.00 per share.
(4)	Includes 350,902 shares of common stock and 70,181 shares of common stock issuable upon exercise of 1,754,510 warrants. The 70,181 shares of common stock issuable upon exercise of warrants are not deemed to be beneficially owned because the warrants are not exercisable within 60 days of October 9, 2013.
(5)	Includes Warrants acquired on August 6, 2013, as part of a dividend to holders of the Company's common stock in which holders received five warrants for each share of common stock owned.

PLAN OF DISTRIBUTION
We are registering pursuant to this prospectus a total of (i) 421,083 shares of common stock, which includes 350,902 shares of common stock and 70,181 shares of common stock issuable upon exercise of 1,754,510 warrants to purchase common stock, and (ii) 1,754,510 warrants to purchase common stock, on behalf of the selling stockholder. The selling stockholder and any of its pledgees, donees, transferees or other successors-in-interest may, from time to time, offer and sell or otherwise dispose of any or all of its shares of common stock and warrants offered hereby on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. The securities may be sold directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent's commissions. These sales may be in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:
•	sales on the NYSE MKT or any national securities exchange or quotation service on which our common stock or warrants may be listed or quoted at the time of sale;
•	sales in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares or warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;

•	transactions in which broker-dealers agree with the selling stockholder to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant;
•	through the writing or settlement of options or other hedging transactions, whether the options are listed on an options exchange or otherwise;
•	through the settlement of short sales;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.
The selling stockholder may also sell securities under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer securities by other means not described in this prospectus. If the selling stockholder effects such transactions by selling securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).
In connection with sales of the shares of common stock or warrants or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock or warrants short and deliver securities covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling stockholder may also loan or pledge securities to broker-dealers that in turn may sell such securities.
The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholder and any broker-dealer participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock or warrants is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
Under the securities laws of some states, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock or warrants registered pursuant to the registration statement, of which this prospectus forms a part.
The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
We will pay all expenses of the registration of the shares of common stock and warrants pursuant to the Registration Rights Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act in accordance with the Registration Rights Agreement or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement or we may be entitled to contribution.
Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock and warrants will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
The validity of the securities being offered by this prospectus have been passed upon for us by Olshan Frome Wolosky LLP, New York, New York.
EXPERTS
The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K as of and for the years ended December 31, 2012 and 2011, have been audited by McGladrey LLP (formerly McGladrey & Pullen, LLP), an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
INCORPORATION BY REFERENCE
We have filed with the Commission a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the securities to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to our Company and the securities offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.
The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future information filed (rather than furnished) with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering of the securities covered by this prospectus, provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K (and exhibits filed on such form that are related to such items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013; and
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2013, and June 30, 2013, filed with the SEC on May 15, 2013 and August 14, 2013, respectively; and
•
our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 14, 2013, April 30, 2013, June 14, 2013, June 28, 2013, July 2, 2013, July 17, 2013, July 29, 2013, September 19, 2013, September 23, 2013, October 7, 2013 and October 30, 2013 ; and

•
the description of our common stock contained in our Current Report on Form 8-K filed with the SEC on October 30, 2013 and the description of our warrants contained in our registration statement on Form 8-A12B filed with the SEC on July 30, 2013.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

Upon written or oral request, we will provide at no cost to the requester a copy of all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
The LGL Group, Inc.
2525 Shader Road
Orlando, Florida 32804
(407) 298-2000
 Attention: Corporate Secretary

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the securities by the selling security holder) will be as set forth below. We will pay all of these expenses. The amounts shown below, with the exception of the SEC registration fee, are estimates.
SEC registration fee	$370.75
Accounting fees and expenses	14,500.00
Legal fees and expenses	18,000.00
Miscellaneous	1,500.00
$34,370.75

Item 15. Indemnification of Directors and Officers.
Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the DGCL also provides that expenses (including attorneys' fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company's Bylaws provide that, to the fullest extent permitted by law, the Company shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of the Company, against all liabilities, losses, expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

The Company's Bylaws provide for the indemnification of, and advancement of expenses to, directors and officers of the Company (and, at the discretion of the Board, employees and agents of the Company to the extent that Delaware law permits the Company to provide indemnification to such persons) in excess of the indemnification and advancement otherwise permitted under Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its stockholders and others. The provision does not affect directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and executive officers, that require the Company to indemnify such persons to the fullest extent permitted by law, against expenses, judgments, fines, settlements and other amounts incurred (including attorneys' fees), and advance expenses if requested by such person, in connection with investigating, defending, being a witness in, participating, or preparing for any threatened, pending, or completed action, suit, or proceeding or any alternative dispute resolution mechanism, or any inquiry, hearing, or investigation (collectively, a "Proceeding"), relating to any event or occurrence that takes place either prior to or after the execution of the indemnification agreement, related to the fact that such person is or was a director or officer of the Company, or while a director or officer is or was serving at the request of the Company as a director, officer, employee, trustee, agent, or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or was a director, officer, employee, or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by such person in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent of the Company. Indemnification is prohibited on account of any Proceeding in which judgment is rendered against such persons for an accounting of profits made from the purchase or sale by such persons of securities of the Company pursuant to the provisions of Section 16(b) of the Exchange Act or similar provisions of any federal, state, or local laws. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.
The Company has entered into a Registration Rights Agreement, dated September 19, 2013 (the "Registration Rights Agreement"), with the selling stockholder pursuant to which the Company agreed to indemnify and hold harmless the selling stockholder and each transferee thereof in accordance with the terms of the Registration Rights Agreement (each, a "Holder"), each director, officer, partner and agent of each Holder, any underwriter (as defined in the Securities Act), and each person, if any, who controls each Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act and applicable state securities laws insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement, including any preliminary prospectus or final prospectus forming a part of the registration statement or any amendments or supplements thereto, arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances, or arise out of any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to action or inaction required of the Company in connection with any such registration. The Company also agreed to reimburse each such person for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such loss, claim, damage, liability or action.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against liability under the provisions of this section. The Company currently maintains such insurance.

The right of any person to be indemnified is subject always to the right of the Company by the Board, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Company by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees as to which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Item 16. Exhibits.
Exhibit No.	Description
3.1**	Certificate of Incorporation of The LGL Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 31, 2007).
3.2**	The LGL Group, Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on August 31, 2007).
4.1	Reference is made to Exhibits 3.1 and 3.2 above.
4.2**	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on September 23, 2010).
4.3**
Warrant Agreement, dated as of July 30, 2013, by and among The LGL Group, Inc., Computershare Inc., and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed on August 14, 2013).

4.4 **	Registration Rights Agreement, dated as of September 19, 2013, by and between the Company and Venator Merchant Fund L.P.
5.1*	Opinion of Olshan Frome Wolosky LLP.
23.1*	Consent of Independent Registered Public Accounting Firm – McGladrey LLP.
23.2*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1 **	Power of Attorney (included on the signature page hereto).
_____________
* Filed herewith
** Previously filed
Item 17. Undertakings.
(a)  The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)  That, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on October 30, 2013.
THE LGL GROUP, INC.

By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton Chief Financial Officer (Principal Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.
SIGNATURE	CAPACITY	DATE

/s/ Gregory P. Anderson*	President and Chief Executive Officer	October 30, 2013
GREGORY P. ANDERSON	(Principal Executive Officer)
/s/ R. LaDuane Clifton	Chief Financial Officer	October 30, 2013
R. LADUANE CLIFTON	(Principal Financial Officer)
/s/ James L. Williams*	Corporate Controller	October 30, 2013
JAMES L. WILLIAMS	(Principal Accounting Officer)
Chairman of the Board of Directors
MARC J. GABELLI	(Non-Executive)
Vice Chairman of the Board of Directors
MICHAEL J. FERRANTINO	(Executive)
/s/ Patrick J. Guarino*	Director	October 30, 2013
PATRICK J. GUARINO	(Lead Independent Director)
/s/ James Abel*	Director	October 30, 2013
JAMES ABEL
/s/ Michael Chiu*	Director	October 30, 2013
MICHAEL CHIU
/s/ Vincent Enright*	Director	October 30, 2013
VINCENT ENRIGHT
/s/ Timothy Foufas*	Director	October 30, 2013
TIMOTHY FOUFAS
/s/ Donald H. Hunter*	Director	October 30, 2013
DONALD H. HUNTER
/s/ Manjit Kalha*	Director	October 30, 2013
MANJIT KALHA

*By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, Attorney in Fact

EXHIBIT INDEX
Exhibit No.	Description
3.1**	Certificate of Incorporation of The LGL Group, Inc. (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on August 31, 2007).
3.2**	The LGL Group, Inc. By-Laws (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed on August 31, 2007).
4.1	Reference is made to Exhibits 3.1 and 3.2 above.
4.2**	Form of Certificate for Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed on September 23, 2010).
4.3**
Warrant Agreement, dated as of July 30, 2013, by and among The LGL Group, Inc., Computershare Inc., and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q filed on August 14, 2013).

4.4 **	Registration Rights Agreement, dated as of September 19, 2013, by and between the Company and Venator Merchant Fund L.P.
5.1*	Opinion of Olshan Frome Wolosky LLP.
23.1*	Consent of Independent Registered Public Accounting Firm – McGladrey LLP.
23.2*	Consent of Olshan Frome Wolosky LLP (included in Exhibit 5.1).
24.1 **	Power of Attorney (included on the signature page hereto).
_____________
* Filed herewith
** Previously filed